Exhibit 5.2

Daniel I. Goldberg
+1 212 479 6722
dgoldberg@cooley.com

July 24, 2025

ZOOZ Power Ltd.

4B Hamelacha St.

Lod 7152008

Israel

Ladies and Gentlemen:

We have acted as special U.S. counsel to ZOOZ Power Ltd., a company organized under the laws of the State of Israel (the “Company”), in connection with the filing by the Company of a Registration Statement on Form F-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), including a related prospectus included in the Registration Statement (the “Prospectus”), covering the registration of (a) the sale of ordinary shares, par value NIS 0.00286 per share, of the Company (the “Ordinary Shares”) upon the exercise of warrants issued by the Company and (b) the resale of Ordinary Shares and warrants issued by the Company held by certain securityholders, as follows: (i) the sale of 5,775,888 Ordinary Shares upon the exercise of certain outstanding warrants by the holders thereof; (ii) the resale of up to 2,614,800 Ordinary Shares by the selling securityholders; and (iii) the resale of up to 245,500 warrants to purchase Ordinary Shares held by the selling securityholders (the “Warrants”). We are not rendering any opinion with respect to any Ordinary Shares referred to in the Registration Statement.

The Warrants were issued pursuant to a Private Warrant Agreement, dated January 24, 2022, between Keyarch Acquisition Corporation and Continental Stock Transfer & Trust Company, as warrant agent (the “Private Warrant Agreement”), as assumed by the Company pursuant to an Assignment, Assumption, and Amendment to Private Warrant Agreement, dated April 4, 2024, by and among the Company, Keyarch Acquisition Corporation and Continental Stock Transfer & Trust Company, as warrant agent (together with the Private Warrant Agreement, the “Warrant Agreement”).

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Warrant Agreement and such other records, documents, certificates, opinions, memoranda and instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons, including the Company. We have not independently verified such matters. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion herein is expressed solely with respect to the laws of the State of New York. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any foreign, U.S. federal or state securities law, rule or regulation. We note that the Company is incorporated under the laws of the State of Israel and that our opinion is limited to the laws identified in the first sentence of this paragraph. We have assumed that the Company is validly existing under the laws of the State of Israel; that the Company has the corporate power to enter into and perform its obligations under the Warrants and the Warrant Agreement in accordance with its organizational documents and the laws of the State of Israel; that any Ordinary Shares issued upon conversion of Warrants will be duly authorized, validly issued, fully paid and nonassessable; and that the execution, delivery and performance by the Company of its obligations under the Warrant Agreement do not and will not violate the laws of the State of Israel or any other applicable laws (excepting from such assumption the laws of the State of New York).

Cooley LLP 55 Hudson Yards New York, NY 10001-2157
t: +1 212 479 6000 f: +1 212 479 6275 cooley.com

ZOOZ Power Ltd.
July 24, 2025
Page Two

With regard to our opinion concerning the Warrants constituting valid and binding obligations of the Company:

(i) Our opinion is subject to, and may be limited by, (a) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, debtor and creditor, and similar laws which relate to or affect creditors’ rights generally, and (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law.

(ii) Our opinion is subject to the qualification that the availability of specific performance, an injunction or other equitable remedies is subject to the discretion of the court before which the request is brought.

(iii) We express no opinion as to any provision of the Warrants that: (a) provides for liquidated damages, buy-in damages, monetary penalties, prepayment or make-whole payments or other economic remedies to the extent such provisions may constitute unlawful penalties, (b) relates to advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury, or procedural rights, (c) restricts non-written modifications and waivers, (d) provides for the payment of legal and other professional fees where such payment is contrary to law or public policy, (e) relates to exclusivity, election or accumulation of rights or remedies, (f) authorizes or validates conclusive or discretionary determinations, or (g) provides that provisions of the Warrants are severable to the extent an essential part of the agreed exchange is determined to be invalid and unenforceable.

(iv) We express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law provided for in the Warrants.

On the basis of the foregoing, in reliance thereon, and subject to the assumptions, qualifications, limitations and exceptions stated herein, we are of the opinion that the Warrants constitute binding obligations of the Company.

Our opinion set forth above is limited to the matters expressly set forth in this letter, and no opinion has been or should be implied or may be inferred beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof, and we have no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Prospectus. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

Cooley LLP

By:	/s/ Daniel I. Goldberg
Daniel I. Goldberg

Cooley LLP 55 Hudson Yards New York, NY 10001-2157
t: +1 212 479 6000 f: +1 212 479 6275 cooley.com